UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 8, 2008

BEVERLY HILLS BANCORP INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-21845	93-1223879
(Commission File Number)	(I.R.S. Employer Identification No.)

23901 Calabasas Road, Suite 1050 Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

(818) 223-8084

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.06	Material Impairments

On October 8, 2008, the Company determined to add $23 million to its allowance for loan losses. This provision will be included in the Company’s financial results for the quarter ended September 30, 2008. The additional loan loss allowance primarily resulted from a reduction in valuations on the residential construction and land portfolios and an increase in nonperforming loans during the quarter to approximately $75.6 million as of September 30, 2008. As of September 30, 2008, the Company’s allowance for loan losses was approximately $41.2 million, or 4.5% of total loans.

The Company has evaluated the regulatory capital ratios of both the Company and its subsidiary First Bank of Beverly Hills (the “Bank”), and as of September 30, 2008 both the Company and the Bank will continue to meet all applicable regulatory capital requirements and the Bank will remain “well capitalized” under applicable regulations. The Company does not expect any material current or future cash expenditures to result from the additional loan loss provision.

The credit quality of the Company’s assets is affected by many factors beyond its control, including local and national economic conditions and the possible existence of facts that are not known to the Company that adversely affect the likelihood of repayment of various loans in its loan portfolio and realization of the collateral upon a default. The Company continues to review its loan portfolio and no assurance can be given that additional loan loss provisions will not be required in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEVERLY HILLS BANCORP INC.

By:	/s/ Larry B. Faigin
Larry B. Faigin
Chief Executive Officer

Dated: October 14, 2008